Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES CLOSE OF THE ACQUISITION OF GOLDEN ORGANICS

BONITA SPRINGS, FL. (November 21, 2024) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, is pleased to announce the successful closing of its acquisition of the assets of Golden Organics, Inc., a Denver-based specialty food distributor (“Golden Organics”), pursuant to an asset purchase agreement entered on October 14, 2024 (the “Transaction”).

The final value of the assets of Golden Organics, after working capital adjustments, was $1.58 million, payable in $1.23 million in cash and a $350,000 seller’s note payable over five years at a 6% interest rate. As part of the Transaction, IVFH acquires Golden Organics’ inventory, valued at approximately $1.23 million, and approximately $130,000 in property, plant, and equipment.

Strategic Highlights of the Transaction:

●	Expanded product portfolio: The Transaction adds over 800 certified organic products to IVFH’s portfolio, furthering its commitment to high-quality, sustainably sourced offerings.
●	Enhanced sourcing capabilities: Golden Organics’ extensive international sourcing relationships reduce costs and ensure access to unique organic products.
●	Strong regional presence: With its base in Denver, Golden Organics brings an incremental customer base of over 200 accounts, including restaurants, food manufacturers, and retailers.
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Synergies and growth opportunities: The integration of Golden Organics is expected to unlock revenue and operational synergies, including cross-selling opportunities and back-office efficiencies. IVFH plans to cross-list Golden Organics’ products on its drop-ship platform and owned channels, while introducing IVFH’s broader portfolio to Golden Organics’ customers.

Golden Organics has demonstrated a strong growth trajectory, achieving a compound annual growth rate (CAGR) of 22% since 2018, with trailing-twelve-month revenues of $6.8 million.

Taeshaud Jackson, President of Golden Organics, remarked, “This is an exciting milestone as we join forces to grow our organic offering to our customers. We are eager to build on Golden Organics’ strong legacy of quality and growth, leveraging IVFH’s platform and resources.”

Bill Bennett, Chief Executive Officer of IVFH, added, “We are thrilled to complete this Transaction and officially welcome Golden Organics to the IVFH family. This Transaction aligns perfectly with our strategic vision, unlocking long-term value for our stockholders and enhancing our ability to provide innovative food solutions to our customers. The Transaction underscores IVFH’s focus on expanding its presence across specialty food sectors while driving profitable growth through operational excellence and strategic investments.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to the Company that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in the Company’s public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com